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                                                                      EXHIBIT 11
                        DEB SHOPS, INC. AND SUBSIDIARIES
                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

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



                                                     Year Ended January 31,
                                  --------------------------------------------------------------
                                     1997         1996         1995         1994         1993
                                  ----------   ----------   ----------   ----------   ----------

Average shares outstanding        12,844,680   12,845,316     13,268,236   15,594,362   15,584,291

Net effect of dilutive stock
 options and restricted
 incentive stock based on the
 treasury stock method                --           --             --           --            1,675
                                  ----------   ----------     ----------   ----------   ----------
                                  12,844,680   12,845,316     13,268,236   15,594,362   15,585,966
                                  ==========   ==========     ==========   ==========   ==========


Net (loss) income               ($ 3,854,809) ($ 4,224,405) ($ 2,718,871) $ 5,146,496  $ 7,251,764

Preferred dividends                   55,200        55,200        55,200       55,200       55,200
                                  ----------   ----------     ----------   ----------   ----------
                                ($ 3,910,009) ($ 4,279,605) ($22,774,071) $ 5,091,296  $ 7,196,564
                                  ==========  ============  ============  ===========  ===========

Per common share amount         ($       .30) ($       .33) ($       .21) $       .33  $       .46
                                  ==========  ============  ============  ===========  ===========

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